FIRSTENERGY

EXHIBIT 99.2

Terrance G. Howson
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 973-401-8519

March 18, 2005

TO THE INVESTMENT COMMUNITY: 1

As detailed in today’s attached news release, FirstEnergy Corp. announced it has reached a settlement agreement with the U.S. Environmental Protection Agency (EPA), the U.S. Department of Justice (DOJ), and three states (Connecticut, New Jersey and New York) that will result in significant reductions of sulfur dioxide (SO2) and nitrogen oxides (NOx) from current levels at FirstEnergy’s generating plants. Today’s settlement agreement, upon final approval by the U.S. District Court, Southern District of Ohio, will resolve all of the issues related to the various parties' actions against the company’s W. H. Sammis Plant in the pending New Source Review cases. This letter provides additional details concerning these announcements and also includes the settlement agreement as an attachment.

1 Please see the forward-looking statements at the end of this letter

Background

In 1999 and 2000, the EPA issued Notices of Violation (NOV) or Compliance Orders to nine utilities covering 44 power plants, including the W. H. Sammis Plant which is owned by Ohio Edison Company (OE) and Pennsylvania Power Company (Penn). In addition, the DOJ filed eight civil complaints against various investor-owned utilities, which included a complaint against OE and Penn in the U.S. District Court for the Southern District of Ohio. These cases are referred to as New Source Review cases.

The NOV and complaint allege violations of the Clean Air Act based on operation and maintenance of the W. H. Sammis Plant dating back to 1984. The complaint requested permanent injunctive relief to require the installation of "best available control technology" and civil penalties of up to $27,500 per day of violation. On August 7, 2003, the United States District Court for the Southern District of Ohio ruled that 11 projects undertaken at the W. H. Sammis Plant between 1984 and 1998 required pre-construction permits under the Clean Air Act. That ruling concluded the liability phase of the case, which deals with applicability of Prevention of Significant Deterioration provisions of the Clean Air Act.

The remedy phase of the trial to address civil penalties and any actions to further reduce emissions at the plant had been delayed without rescheduling by the Court because the parties were engaged in meaningful settlement negotiations.

Today’s agreement, which is in the form of a consent decree, also has been signed by the states of Connecticut, New Jersey and New York, and has been filed with the U.S. District Court, Southern District of Ohio. The agreement, upon final approval by the U.S. District Court, Southern District of Ohio, will resolve all of the issues related to the various parties' actions against the company's W. H. Sammis Plant in the pending New Source Review cases.

Environmental Modifications at Power Plant Facilities

Under the agreement, FirstEnergy will install additional environmental controls at the Sammis Plant in Stratton, Ohio, as well as at a number of its other power plants.

Projects at the Sammis Plant will include equipment, designed to reduce 95 percent of SO2 emissions and 90 percent of NOx emissions on the plant’s largest two units (Units 6 & 7). In addition,  the plant’s five smaller units will be controlled by equipment designed to reduce at least 50 percent of SO2 and 70 percent of NOx emissions. FirstEnergy also will upgrade existing scrubber systems on units 1 through 3 of its Bruce Mansfield Plant in Shippingport, PA.

The agreement also calls for additional reductions at Burger Units 4 & 5 and Eastlake Unit 5, which may be accomplished with the installation of additional scrubbers, SCR, selective non-catalytic reduction (SNCR),  as well as through repowering or other strategies. In total, additional environmental controls could be installed on nearly 5,500 megawatts (MW) of the company’s 7,400 MW of coal-based generating capacity, with construction beginning in 2005 and to be completed no later than 2012.

A detailed explanation of the environmental improvements is contained in the attached settlement agreement.

Financial Impact

FirstEnergy has agreed to pay a civil penalty of $8.5 million upon approval of the settlement. It has also agreed to fund and/or implement Environmentally Beneficial Projects as described in the settlement agreement cumulatively valued at up to $25 million. These projects consist of:

●	Cash contributions of up to $10 million to the three states ($2 million annually for 5 years) for environmentally beneficial projects,
●
Within three and a half years, FirstEnergy will enter into one or more 20-year contracts having a net present value of $14.385 million with providers of wind energy. These contracts will be with facilities located in Pennsylvania, New Jersey and/or western New York. With Plaintiffs’ written approval, in lieu of some or all of the wind projects, contracts may be entered into for electricity from new landfill gas projects in New Jersey, Connecticut, or New York.

●	The remaining $615,000 will be spent for environmental projects for the Allegheny County Clean Air Fund and the National Park Service.

Estimated Capital Expenditures

The precise level and timing of capital expenditures required to comply with the settlement agreement cannot yet be predicted. The following table presents a conceptual estimate based on information available at this time.

NSR Settlement
Estimated Capital Expenditures *
($ Millions)

2005	$35
2006	$85
2007	$135
2008	$175
2009	$310
2010	$225
2011	$85
Total	$1,050

* Excludes capitalized interest and other overhead costs. Expenditures reflect a 3% annual inflation rate.

The estimated $1.1 billion investment in environmental improvements is consistent with assumptions reflected in the company's long-term financial planning.

While these environmental expenditures will materially assist FirstEnergy in complying with the new Clean Air Interstate Rule (CAIR) and Clean Air Mercury Rules, additional environmental controls will be needed. Given the complexity of these issues, including the ability to meet compliance through either allowance purchases or control installations, we are not able to estimate the total capital cost of compliance with these new rules at this time.

Administrative Process

The parties to the settlement acknowledge that entry of the Consent Decree is subject to certain procedures, which require this settlement to be noticed in the Federal Register for a period of 60 days. The public will have an opportunity to comment and the Federal Government will have the right to withdraw or withhold consent if the comments disclose facts or considerations indicating that the Consent Decree is inappropriate, improper or inadequate.

Business Strategy

We have characterized environmental expenditures at our coal-based stations as investments that will allow us to operate these plants for another 25 years or longer. Our coal-based facilities will have a net book investment well below that of a new plant even with these additional emission control expenditures. Additionally, we expect to increase the rated capacity of a number of these units through installation of more efficient turbine blades, increased fan capacities, or other technologies at the time we make the necessary environmental expenditures. These capacity increases will assist us in recovering the added costs of the environmental modifications.

This settlement resolves uncertainty and is an important milestone in our continued progress. It also provides a foundation that will allow us to continue to create shareholder value through the economic operation of our cost-effective coal-based generation fleet.

If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (973) 401-8519.

Very truly yours,

Terrance G. Howson Vice President - Investor Relations

Forward-Looking Statement

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of government investigations, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.